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                                                                      EXHIBIT 21


                       SUBSIDIARIES OF THE REGISTRANT

        The following is a list of the subsidiaries of Brooklyn Heights Bancorp following the Reorganization:


        Name                                         State of Incorporation
        ----                                         ----------------------

        Atlantic Liberty Savings, F.A.               Federal